                                HEICO Corporation
                Computation of Ratio of Earnings to Fixed Charges
                       (In thousands, except ratio data)

                                            YEAR ENDED OCTOBER 31,               NINE MONTHS ENDED JULY 31,
                                         ------------------------------------  ------------------------------
                                                                    PRO FORMA                        PRO FORMA
                                         1992    1993    1994  1995   1996(1) 1996    1996    1997     1997(2)
                                         ----    ----    ----  ---- --------- ----    ----    ----   ---------
Net income from continuing operations    332     728     640  1,437   3,665   3,493   2,278   4,946    4,775
 Plus (minus):
    Income taxes expense (benefit)      (224)    132      95    771   1,720   2,507   1,078   2,404    3,302
    Interest expense                     183     205      59    169     185     319     129     319      339
    Interest factor of rent expense      108      44      23     44      55     105      34      72       86
                                        ----   -----  ------  -----   -----   -----   -----   -----    -----
"Earnings"                               399   1,109     817  2,421   5,625   6,424   3,519   7,741    8,502
                                        ----   -----  ------  -----   -----   -----   -----   -----    -----
"Fixed charges"                          291     249      82    213     240     424     163     391      425
                                        ----   -----  ------  -----   -----   -----   -----   -----    -----
Ratio of Earnings to Fixed Charges      1.37    4.45   10.00  11.35   23.41   15.15   21.63   19.80    20.01
                                        ====   =====  ======  =====   =====   =====   =====   =====    =====

(1) Gives effect to the Company's September 1996 acquistion of Trilectron, its September 1997 acquisition of Northwings and its October 1997 sale to Lufthansa of a 20% minority interest in the Company's Flight Support Group as if each of such transactions had been consummated as of November 1, 1995.

(2) Gives effect to the Company's September 1997 acquistion of Northwings and its October 1997 sale to Lufthansa of a 20% minority interest in the Company's Flight Support Group as if each of such transactions had been consummated as of November 1, 1995.